UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Gold Resource Corporation

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Notice of 2020 Annual Meeting of Shareholders	Meeting Information

	DATE:	May 21, 2020
	TIME:	8:00 a.m. Mountain Time

April 9, 2020

Dear Shareholders,

Due to the emerging public health impact of the coronavirus outbreak (COVID‑19) and to support the health and well-being of our associates and shareholders, Gold Resource Corporation has determined to hold this year’s Annual Meeting in a virtual meeting format only. You will not be able to attend the Annual Meeting in person.

At the annual meeting, shareholders will vote:

•     To elect four (4) directors to serve until the next annual meeting of shareholders;

•     To hold an advisory vote to approve executive compensation; and

•     To ratify Plante &  Moran PLLC as the independent auditor selected for the fiscal year ending December 31, 2020.

Shareholders will also transact such other business as may properly come before the meeting. These items of business are more fully described in the proxy statement accompanying this notice. Please read it carefully.

YOUR VOTE IS IMPORTANT. You are urged to submit your proxy so that your shares can be voted at the meeting in accordance with your instructions.  To participate and vote your shares during the meeting, please see “Attending the Virtual Meeting” on page 25 for additional information.

Cordially,

Jessica M. Browne, Secretary

	URL:	www.virtualshareholdermeeting.com/GORO 2020

How You Can Vote

You are entitled to notice of and to vote at the meeting, or at any adjournments or postponements thereof, if you were a holder of record as of the close of business on March 23, 2020. We utilize the “Notice and Access” model permitted by the U.S. Securities and Exchange Commission for distributing our annual meeting materials electronically to certain of our shareholders. Some shareholders may also automatically receive our annual meeting materials in paper form. You may elect to receive your materials in either format. Please see “How We Use the E-Proxy Process (Notice & Access)” on page 22 for more information.

To make sure that your shares are represented at the meeting, please cast your vote by one of the following methods:

	Online	Log on to www.proxyvote.com and enter the control number provided on your notice card or proxy card
	Telephone	Dial 1‑800‑690‑6903 using a touch-tone telephone and following the menu instructions
	Mail	Complete and sign a paper proxy card or instruction form and mail it in the postage-paid envelope
	During the Meeting	You may vote online during the virtual meeting webcast at www.virtualshareholdermeeting. com/GORO2020 (see page 24 for more information)

How You Can Access Proxy Materials Online

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting:

The Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2019 of Gold Resource Corporation are available on the internet at http://www.proxyvote.com

Proxy Summary

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before casting your vote.

Meeting Agenda	Governance Highlights Since 2019 Annual Meeting
Election of 4 Directors (page 2) •Your Board recommends a vote for each of the four nominees.

New Member of Board of Directors

•     Kimberly Perry was appointed to the Board of Directors in 2019, expanding its experience in several areas, including compliance, corporate governance and risk management.

Advisory proposal on executive compensation (page 10)

•Your Board recommends a vote for the advisory proposal to approve the Company’s executive compensation program (known as a “say-on-pay” proposal).

New and Improved Compensation Program

•The Company utilizes a compensation program that ties a portion of bonus pay to key performance metrics.

•The revised program balances the compensation program goals of incentivizing and rewarding executives while managing cash.

Ratify Independent Auditors (page 20) •Your Board recommends a vote to ratify Plante & Moran PLLC as the independent auditors appointed for 2020.

Corporate Governance and Policies

•The Board of Directors has implemented a new Safety and Sustainability Committee to guide the Company’s efforts with regard to its sustainability and societal and environmental impact.

2019 Summary Executive Compensation

& President
			Stock	Non-Equity	All Other
Name and Principal Position	Salary	Bonus	Awards	Plan	Compensation	Total
Jason Reid CEO & President	$630,000	$204,000	$378,548	$31,500	$9,727	$1,253,775
John Labate Chief Financial Officer	346,500	101,625	173,502	17,325	9,727	648,679
Richard Irvine Chief Operating Officer	330,000	97,500	165,238	16,500	16,858	627,573
Barry Devlin VP Exploration	346,500	101,625	173,502	17,325	9,727	648,679
Gregory Patterson VP Corporate Development	220,000	60,063	77,111	11,000	9,727	377,901

2019 Pay-setting Considerations

•	Continued strong Company performance in challenging market
•	Commissioning the Isabella Pearl Project in Nevada
•	Meeting threshold performance under short-term incentive compensation plan

Proxy Statement GOLD RESOURCE CORPORATION, 2886 Carriage Manor Point, Colorado Springs, Colorado 80906

Gold Resource Corporation (“we”, “our”, “us” or “the Company”) is sending you this proxy statement and a proxy card or voting instruction form (or a Notice of Internet Availability of Proxy Materials, as applicable) in connection with the solicitation of proxies, on behalf of its Board of Directors, for the 2020 Annual Meeting of Shareholders to be held virtually this year on Thursday, May 21, 2020, or at any adjournment or postponement of the meeting. This proxy statement, the enclosed proxy card or instruction form, and our 2019 annual report to shareholders, were first provided to our shareholders on or about April 10, 2020. All shareholders  are invited to participate in the virtual Annual Meeting as described in more detail in the proxy statement. Please submit your vote by Internet, telephone, mobile device or, if you received your materials by mail, you can also complete and return your proxy or voting instruction form.

Governance

PROPOSAL 1 - ELECTION OF DIRECTORS

What are you voting on?

At the 2020 Annual Meeting, four directors are nominated for election to hold office until the 2021 annual meeting and until their successors have been elected and qualified. All nominees currently serve as directors of the Company.

☑Your Board recommends a vote “FOR” all of the nominees listed below:

Bill M. Conrad  Independent	Director since: 2006	Age: 63	Birthplace: U.S.A.
Committees: AC, CC**, NC, SC
	Current Role: • Chairman of the Board (since 2014)		Current Public Company Boards: • PetroShare Corp. Past Public Company Boards: • SRC Energy Inc.
Background and Experience:

•  Mr. Conrad serves as Chairman of the Board of PetroShare Corp. and was formerly a director and officer of SRC Energy Inc. (formerly Synergy Resources Corporation). From 1990 to 2012, Mr. Conrad served as vice president, chief financial officer and a director of MCM Capital Management Inc., a privately-held financial management and consulting company he co-founded.

•  Our Board believes that the management and corporate finance experience developed by Mr. Conrad over 35 years serving as an executive officer and director of numerous private and publicly-traded companies, his extractive industry experience, as well as his familiarity with relevant accounting principles and financial statement presentation, qualifies Mr. Conrad to serve as a director.

Jason D. Reid	Director since: 2010	Age: 47	Birthplace: U.S.A.
Committees: None
	Current Roles: • Director • Chief Executive Officer (since 2013) & • President (since 2010)		Past Public Company Boards: • Canamex Resources Corp.
Background and Experience:

•  Mr. Reid has over 13 years of mining industry experience.  He joined the Company in May 2006 and has served in executive positions including our Vice President of Corporate Development, President and Chief Executive Officer. Mr. Reid was part of a management team that helped the Company evolve from an exploration stage start-up company to the dividend paying gold and silver producer it is today. Prior to joining the Company, Mr. Reid spent 13 years successfully operating two private businesses he founded. Mr. Reid received a Bachelor of Science degree in 1995 from Fort Lewis College.

•  Mr. Reid is the brother-in-law of Greg Patterson, VP Corporate Development.

•  Our Board of Directors believes that Mr. Reid’s experience founding and operating his own businesses, as well as over 13 years of mining industry experience, and significant participation in the development of business strategy and decision-making for the Company provides him with the appropriate experience and qualifications to serve as a member of our Board.

Affiliations, Memberships and Licenses:
• Society of Economic Geologists
• Society for Mining, Metallurgy & Exploration (SME)

Alex G. Morrison  Independent	Director since: 2016	Age: 56	Birthplace: Scotland
Committees: AC**, CC, NC, SC
	Current Role: • Director		Current Public Company Boards: • Taseko Mines Ltd. • Gold Standard Ventures Corp. • Energy Fuels Inc. Past Public Company Boards: • Detour Gold Corporation • Pershing Gold Corporation
Background and Experience:

•  Mr. Morrison has over 30 years of mining industry experience and has held senior executive positions at a number of mining companies, most recently as vice president and chief financial officer of Franco Nevada Corporation from 2007 to 2010. Mr. Morrison also held senior executive and financial positions at Newmont Mining Corporation, NovaGold Resources Inc., Homestake Mining Company, Phelps Dodge Corporation and Stillwater Mining Company. Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his Bachelor of Arts in Business Administration from Trinity Western University.

•  Our Board believes Mr. Morrison’s experience and skills developed as an executive officer and director for several publicly traded mining companies provide him with the appropriate background in matters related to finance and accounting, mining operations and risk assessment and make him well-qualified to serve as a director of the Company.

Affiliations, Memberships and Licenses:
• Chartered Professional Accountant

Kimberly C. Perry  Independent	Director since: 2019	Age: 45	Birthplace: U.S.A.
Committees: AC, CC, NC, SC**
	Current Role: • Director		Past Private Company Boards: • Valcambi Gold Refinery (Audit and Risk Committee Chair)
Background and Experience:

•  Ms. Perry is an accomplished leader with more than 20 years experience, of which 15 years are in the mining industry in senior executive positions. Most recently, Ms. Perry was treasurer and vice president at Alacer Gold Corporation from 2013 to 2019, and prior to that as compliance officer and director of internal audit. From 2005 to 2012, Ms. Perry served in various senior roles at Newmont Mining Corporation. Ms. Perry received a Bachelor of Science in Business Administration from Auburn University.

•  Our Board believes the experience and skills developed by Ms. Perry through her work in various finance, accounting and information technology roles for several publicly traded mining companies, as well as past board experience, provide her with the desired background in mining operations, financial reporting and risk assessment and qualify her to serve as a director of the Company.

Affiliations, Memberships and Licenses:
• Certified Public Accountant

AC			Audit Committee
CC			Compensation Committee
NC			Nominating & Corporate Governance Committee
SC			Safety & Sustainability Committee
**			Denotes Committee Chair

Board Leadership Structure and Risk Oversight

The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board, as the Board believes it is in the best interest of our Company to make that determination periodically based on the position and direction of our Company and the membership of the Board. At the present time, our CEO and Chairman roles are separated. As the longest tenured director and with significant experience serving on boards for over thirty years, Mr. Conrad brings extensive knowledge of the Company’s history in addition to experience with various companies in natural resource industries. In his capacity as Chairman, he works closely with Mr. Reid, the Chief Executive Officer. The Board also does not have a formal policy that designates a lead independent director at this time; however, Mr. Conrad, as Chairman of the Board and the longest tenured independent director, leads meetings of the independent directors.

Companies such as ours face a variety of risks, including financial reporting, legal, credit, liquidity, operational, health, safety and cybersecurity risk. The Board believes an effective risk management system will (1) identify the material risks that we face in a timely manner, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant board committee, (3) implement or oversee implementation of appropriate and responsive risk management and mitigation strategies consistent with our risk profile, and (4) integrate risk management into our decision-making.

The Board oversees risk management after receiving briefings from management and advisors and also based on its own analysis and conclusions regarding the adequacy of our risk management processes. The Board, with assistance and input from its committees, continuously evaluates and manages material risks including geopolitical and enterprise risk, financial risk, environmental risk, health and safety risk, and the effect of compensation structures on risk-taking behaviors. By virtue of the directors working closely with executive management, who in turn work closely with the operators of the mining units, we have created an effective and efficient risk communication system that has increased collaboration and communication. The Company continues to refine these processes at the newly-commissioned Nevada operations.

Board Diversity and Independence

The Company has a policy with regard to the consideration of diversity in identifying director nominees, which is available on the Company’s website at www.goldresourcecorp.com. The Company continues to strive to nominate individuals with a variety of backgrounds and complementary skills so that, as a group, the Board possesses the appropriate talent, skills, and expertise to oversee our businesses. This assessment includes consideration of independence, expertise, mining and other industry background, age, gender, skills, geographic location and time availability, in the context of the needs of the Board and our Company. The Nominating and Corporate Governance Committee maintains a board skills matrix and periodically updates this matrix in response to strategic considerations to identify the skills and experiences, if any, that are required due to changes in strategic focus.

As of the date of this proxy statement, we have four directors, including three independent directors, as follows:

•	Bill M. Conrad (independent);
•	Alex G. Morrison (independent);
•	Kimberly C. Perry (independent); and
•	Jason D. Reid.

An “independent” director is a director whom the Board of Directors has determined satisfies the requirements for independence including those established under the Sarbanes–Oxley Act of 2002, section 10A(m)(3) of the Exchange Act and under section 803A of the NYSE American LLC Company Guide (“NYSE American Rules”).

We consider “related party transactions” to be transactions between the Company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our common stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors and officers is also a director or officer or has a material financial interest. The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of disinterested and independent directors (as defined in the NYSE American Rules) is appointed by the Board of Directors. Our policies and procedures for related party transactions are set forth in writing in our Code of Ethics and Audit Committee Charter.

2019 Director Compensation

We pay our independent directors a monthly cash retainer fee based on factors including tenure, committee membership and chairman duties. Mr. Conrad receives $22,000 per month as Chairman of the Board, which was increased from $20,000 per month during 2019. Mr. Morrison receives $12,000 per month (increased from $10,500 during 2019) and Ms. Perry received $8,333 per month. Mr. Reid is not compensated separately for his service as a director. Dr. Huber did not stand for reelection at the 2019 Annual Shareholders’ Meeting and thus received a monthly cash retainer of $12,000 through June plus $30,000 in consulting fees during 2019.

During 2019, the directors each received cash and equity awards. The directors were awarded restricted stock units (RSUs) equal to 35% of his or her annual retainer fee, which vest six months from the date of grant. Ms. Perry received stock options in connection with joining the Company’s Board of Directors which vest in two equal tranches at six months and one year from date of grant. The other independent directors also received stock options which vested immediately.

The table below summarizes the compensation of all independent directors who served any time during the fiscal year and whose compensation is not disclosed in the Summary Compensation Table for the fiscal year ended December 31, 2019:

Name	Fees Earned or paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Bill M. Conrad	$333,275	$92,534	$208,200	-	$1,477	$635,486
Alex G. Morrison	175,196	50,471	156,150	-	1,477	383,294
Kimberly C. Perry	96,030	26,288	208,200	-	1,477	210,804
Gary C. Huber*	102,000	-	156,150	-	10,780	268,930

*Dr. Huber served on the Board of Directors until June 21, 2019.

1          All awards shown are RSUs at the grant date fair value determined pursuant to ASC Topic 718 and vested six months from the date of grant.

2          Valued using the Black-Scholes-Merton option pricing model. Please refer to Note 16 to the consolidated financial statements included in our annual report on Form 10‑K for the year ended December 31, 2019 for certain assumptions made in connection with these estimates.

All directors are reimbursed for reasonable and necessary expenses incurred in their capacities as such.

Board Committees and Meetings

The Board of Directors maintains an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Safety and Sustainability Committee. During the year ended December 31, 2019, the Board of Directors met seven times, including one non-executive session and acted by unanimous consent on two other occasions. No director attended less than 75% of the Board meetings held during 2019. All directors attended the 2019 Annual Shareholders’ Meeting.

Audit Committee. The Audit Committee has been established to oversee the accounting and financial reporting of the Company and is currently comprised of Alex Morrison (Chairman), Bill Conrad and Kim Perry as members, each of whom are independent under the NYSE American Rules. Among other duties, the Audit Committee is responsible for engaging the independent registered public accounting firm to conduct the financial audit for the Company and to confirm, prior to such engagement, that such independent registered public accounting firm is independent of the Company.

It is the policy of the Audit Committee to review and approve the engagement of the independent auditors, including the scope, extent and procedures of audit and non-audit services to be performed for the Company, the content and results of the audit performed by the auditors and any recommendations made by the auditors and to oversee any other aspects of the engagement of the independent auditors, including but not limited to resolution of disagreements between management and the auditor regarding financial reporting and other audit, review or attest services, and the compensation to be paid therefore, and all other matters the Audit Committee deems appropriate. The Audit Committee also oversees our financial reporting process and is responsible for drafting an Audit Committee Report to be included with our proxy statement.

Our Board of Directors has determined that Mr. Morrison, the Chairman of the Audit Committee, qualifies as an audit committee financial expert, as defined by the applicable regulations of the SEC, in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of the audit committee functions. Mr. Morrison acquired these attributes through his experience serving as chief financial officer and a director of other publicly traded companies.

The Audit Committee held five meetings during the last fiscal year and no Audit Committee member attended less than 75% of the meetings. The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on our web site at www.goldresourcecorp.com.

Audit Committee Report. The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2019 with management and have reviewed related written disclosures of Plante & Moran PLLC, our independent registered public accounting firm for 2019, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the U.S. Securities and Exchange Commission (SEC), with respect to those statements. We have reviewed the written disclosures and the letter from Plante & Moran PLLC required by Independence Standards Board No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Plante & Moran PLLC its independence in connection with its audit of our most recent financial statements.  Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our annual report on Form 10‑K for the year ended December 31, 2019.

Alex G. Morrison (Chairman and member)

Bill M. Conrad (member)

Kimberly C. Perry (member)

Compensation Committee. The Compensation Committee, currently comprised of Bill Conrad (Chairman), Alex Morrison and Kim Perry as members, each of whom are independent under the NYSE American Rules, is responsible for establishing the compensation of our CEO, reviewing and determining the compensation of our executive officers and directors and determining or recommending our general compensation, benefits, perquisites, policies and practices, including, without limitation, our incentive compensation plans and equity-based compensation plans, and preparing a Compensation Committee Report to be included with our proxy statement. Each of the Compensation Committee members meets the definition of “independent” as defined in the NYSE American Rules. The Compensation Committee has adopted a formal charter, a copy of which is available on our website at www.goldresourcecorp.com.

In performing its functions, the Compensation Committee considers, among other things, the types and amounts of compensation that have been paid to our executives and directors in the recent past, as well as recent individual and overall Company performance. The Compensation Committee held six meetings during the last fiscal year and no Compensation Committee member attended less than 75% of the meetings.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was ever an officer of the Company or served as an employee or participated in a related party transaction during the last fiscal year. No member of the Compensation Committee or executive officer of our Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Nominating and Governance Committee. The Nominating and Governance Committee is comprised of Bill Conrad (Chairman), Alex Morrison and Kim Perry as members, each of whom are independent under the NYSE American Rules. The Nominating and Governance Committee acts pursuant to its charter available on our website at www.goldresourcecorp.com. The committee is primarily responsible for (1) identifying and evaluating qualified individuals to become members of the Board or to fill any vacancies that arise, including suggestions from members of the Board as well as from shareholders, and to recommend such nominees to the Board; (2) determining the criteria for which the committee will use to evaluate such candidates for director; (3) periodically reviewing the function and size of the Board and making recommendations to the Board; (4) evaluating the Company’s corporate governance practices and recommending any changes to those guidelines or constituent documents; (5) evaluating the effectiveness of the Board and its committees, its membership and its structure; and (6) developing effective continuing education guidelines for the members of the Board. The Nominating and Corporate Governance Committee held two meetings during the last fiscal year and all committee members attended.

The committee will consider director candidates nominated by shareholders and will apply the same criteria to all nominees, including shareholder recommendations. A shareholder who wishes to recommend a prospective director nominee should send a letter directed to the attention of Jessica Browne, Corporate Secretary, 2886 Carriage Manor Point, Colorado Springs, CO 80906. Such letter must be signed and dated and submitted by the date mentioned in this proxy statement under the heading “Proposals of Shareholders for Presentation at the Next Annual Meeting of Shareholders.”  The information required by Regulation 14A of the Securities Exchange Act must be included in or attached to the letter, including but not limited to:

•	name and address of the shareholder making the recommendation;
•	proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;
•	the name, address and resume of the recommended nominee; and
•	the written consent of the recommended nominee to serve as a director if so nominated and elected.

Specific minimum qualifications for directors and director nominees which the committee believes must be met in order to be so considered include strategic managerial and financial skills and experience, mining industry expertise, and knowledge in other areas that are important to us. Other considerations include diversity, exemplary personal integrity and reputation, sound judgment, potential or actual conflicts of interest, and sufficient time and willingness to devote to the discharge of his or her duties.

Safety and Sustainability Committee. The Safety and Sustainability Committee was implemented effective January 1, 2020 and is comprised of Kim Perry (Chairperson), Bill Conrad and Alex Morrison as members. The Safety and Sustainability Committee acts pursuant to its charter available on our website at www.goldresourcecorp.com. The Committee is primarily responsible for the review and monitoring of (1) environmental policies and activities including audit plans and reports; (2) health and safety policies and activities including audit plans and reports; (3) policies and activities related to the engagement of communities, government and other stakeholders; (4) policies and activities related to the sustainability of communities within the areas of operations; and (5) policies and activities related to sustainable use of renewable and non-renewable resources.

Environmental, Social and Other Corporate Governance

The Safety and Sustainability Committee is charged with evaluation and oversight of the Company’s policies related to  environmental, safety and health and social risks, all of which are available on our website at www.goldresourcecorp.com. These policies demonstrate the Company’s continued commitment to improving both its operations and the environment and surrounding communities in which it operates.

The Company has historically always focused on sustainability and investment in the local and indigenous communities where it operates. Some examples include:

•	utilization of recycled materials in the construction of its Oaxaca, Mexico mine camp;
•	water reclamation practices at its projects;
•	successful power line connection of its El Aguila Project in Oaxaca to the Federal Electricity Commission’s power grid replacing onsite diesel power generation and reducing local carbon emissions;
•

investments in local infrastructure such as a local water treatment facility, medical and dental clinics and providing first time electricity access to approximately 25,000 families along the power line route;

•	sponsoring local activities including school and community social events; and
•	supporting local residents through educational scholarships.

In addition, two recent projects at the Company’s Oaxaca Mining Unit continue its commitment to sustainable business practices. The Company completed a paste plant facility in 2019 which repurposes a portion of its above-ground tailings and waste by backfilling its underground works with a solution that enhances mine stability and worker safety. The Company has also begun construction of a dry stack facility which upon completion will further reduce its above-ground tailings and provide additional water reclamation benefits.

The Company regularly consults with the local and indigenous communities in Mexico and hosts discussions related to impacts of operations and local improvements. The Company recognizes access to water as a human right and will continue to support the communities in which it operates in this regard.  The Company continues to evolve in this area with a focus on environmental stewardship, community engagement, human rights issues and enhanced disclosures of our impact and activities.

Communications with the Board of Directors

Our Board of Directors maintains a policy of reviewing and considering communications from our shareholders. Any shareholder who desires to contact the Board of Directors may do so by fax, telephone, or regular mail to the Board of Directors, via the attention of our Corporate Secretary, Jessica Browne. Shareholders can also send electronic communications to the Board via e-mail to jessica.browne@grc-usa.com. Such communications may also be forwarded to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the Board by mailing to our corporate headquarters in Colorado Springs. We will deliver the envelope unopened (1) if addressed to a director, to such director, (2) if addressed to the Board, to the Chairman of the Board who will report on the contents to the Board, or (3) if addressed to the non-management directors, to the Chair of the Audit Committee who will report on the contents to the non-management directors.

Our directors periodically review communications from shareholders and determine, at their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. Directors also attend the annual meeting of shareholders and receive communications directly from shareholders at that time.

Code of Ethics and Whistleblower Policy

We maintain a written Code of Ethics, a copy of which is available on our website at www.goldresourcecorp.com. Any amendments to or waiver of the Code of Ethics will be made available on our website within four business days following the date of the event. Such information will remain available on our website for at least 12 months.

The Company also maintains a Whistleblower Policy, a copy of which is available on our website at www.goldresourcecorp.com. We are committed to conducting appropriate investigations and supporting individuals who report in good faith concerning any perceived illegal acts, fraud, and/or violations of the Code of Ethics.

Share Ownership and Reporting

As of April 9, 2020, there are a total of 69,841,527 shares of our common stock outstanding, our only class of voting securities currently outstanding. The following table describes the beneficial ownership of our voting securities as of April 9, 2020 by: (i) each of our directors, director nominees and executive officers; (ii) all of our directors, director nominees, and officers as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock. Unless otherwise stated, the address where each of the individuals may be reached is our principal executive offices, 2886 Carriage Manor Point, Colorado Springs, CO 80906. All ownership is direct, unless otherwise stated.

In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual exercisable within 60 days of this proxy statement are exercised, but not the options owned by any other individual. Certain information regarding the ownership of shareholders believed to beneficially own more than 5% of our common stock has been obtained from reports filed by these shareholders with the SEC.

Name and Address of Beneficial Owner	Number of Shares		Percentage (%)
Jason D. Reid (1)	1,715,367	(4)(5)	2.4%
Bill M. Conrad (2)	534,490	(6)	*
Alex G. Morrison (2)	217,312	(7)	*
Kimberly C. Perry(2)	70,009	(8)	*
Jessica M. Browne (3)	401,995	(9)	*
Barry D. Devlin (3)	452,883	(10)	*
Richard M. Irvine (3)	489,277	(11)	*
John A. Labate (3)	280,216	(12)	*
Gregory A. Patterson (3)	975,857	(13)	1.4%
BlackRock, Inc.	4,627,824		6.6%
55 East 52nd St.
New York, NY 10055
Van Eck Associates Corporation	3,628,452		5.2%
666 Third Ave. - 9th Floor
New York, NY 10017
All Officers and Directors as a Group	5,137,406	(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)	7.1%

*Less than 1%

1     Officer and Director.

2     Director.

3     Officer.

4     Includes 107,575 shares owned by the reporting person’s spouse, of which he disclaims beneficial ownership.

5     Includes options to purchase 487,565 shares which are currently exercisable.

6     Includes options to purchase 313,400 shares which are currently exercisable.

7     Includes options to purchase 204,500 shares which are currently exercisable.

8     Includes options to purchase 50,000 shares which are currently exercisable.

9     Includes options to purchase 384,000 shares which are currently exercisable.

10   Includes options to purchase 413,067 shares which are currently exercisable.

11   Includes options to purchase 425,566 shares which are currently exercisable.

12   Includes options to purchase 251,400 shares which are currently exercisable.

13   Includes options to purchase 359,134 shares which are currently exercisable.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and beneficial owners of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge and based upon a review of the forms filed, during 2019 one Form 4 on behalf of Mr. Morrison related to one transaction was filed late due to a technological issue.

Executive Compensation

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

What are you voting on?	We are asking shareholders to approve, on an advisory basis, the compensation of the named executive officers as described in this proxy statement

☑Your Board recommends a vote “FOR” the advisory vote to approve executive compensation

General Information

The Board of Directors and the Compensation Committee takes seriously its role in the administration of the Company’s compensation programs and values input from shareholders. Although such proposals are non-binding, the Compensation Committee will take into account the results of the advisory vote when determining future executive compensation decisions.

The most recent shareholder advisory vote concerning frequency with which the Company will hold the advisory vote to approve compensation was at the 2017 annual meeting of shareholders. A majority of the shareholders indicated a preference to hold the shareholder advisory vote regarding executive compensation each year and the Company has done so since 2018. Our executive compensation is described in the Compensation Discussion and Analysis below and the compensation tables beginning on page 15 and encourages you to review these sections in determining how to vote on this proposal.

Compensation Committee Report

The Compensation Committee is pleased to present the following Compensation Committee report:

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon review of the discussions herein, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10‑K for the year ended December 31, 2019.

Respectfully submitted,

Bill M. Conrad (Chairman and member)

Alex G. Morrison (member)

Kimberly C. Perry (member)

Compensation Discussion and Analysis

The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2019, as well as the other individuals included in the Summary Compensation Table below, are referred to as “named executive officers” throughout this Compensation Discussion and Analysis.

The Compensation Committee continued its review of various compensation programs, policies and processes (both formal and informal) during 2019. The Compensation Committee has not retained a compensation consultant. This Compensation Discussion and Analysis will discuss the information and decisions that shaped the 2019 executive compensation policies and procedures and specific compensation decisions.

Consideration of 2019 Say-on-Pay Vote. At our 2019 Annual Shareholders’ Meeting, we submitted a shareholder advisory proposal regarding approval of the compensation program for our named executive officers which was overwhelmingly approved. In 2019, the Compensation Committee developed and adopted a compensation program for senior executives that includes a significant performance based component that results in a portion of executive compensation in the form of “pay at risk”.  A short-term incentive plan (the “STIP”) ties a significant portion of short-term compensation opportunities to key performance metrics, including safety objectives and overall perceived company performance.

Overview of Compensation Philosophy, Objectives and Policies. Our compensation philosophy is comprised of two key elements. First, our compensation programs are designed and intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees. Second, our compensation programs are intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive’s or key employee’s compensation consists of equity awards. In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit in unison. The compensation program is designed to reward performance that supports our principles of building shareholder value and may also recognize individual performance from time to time. The Compensation Committee is vested with the authority to review and recommend the compensation program structure and level of compensation for the executive officers, directors and key employees of the Company.

The compensation structure for 2019 for the named executive officers generally consists of salary and incentive compensation which included both cash and equity awards. While we believe that this compensation structure appropriately aligns the interests of the executives with our shareholders by encouraging equity ownership through equity awards and motivates our named executive officers to maximize shareholder value, the Committee acted to further strengthen the alignment of interests between shareholders and executives by including a total relative shareholder return metric as a significantly weighted metric in the STIP.  Equity ownership is highly encouraged, and although we do not presently have a policy that requires our named executive officers or directors to own shares of our common stock, the Compensation Committee is evaluating whether to implement a share ownership policy. The Company also does not have a formal policy prohibiting hedging in the Company’s securities by directors and executive officers and is evaluating whether to implement such a policy.

The Compensation Committee annually reviews and determines the compensation for the named executive officers, including the CEO, and is also responsible for approving any equity compensation for non-executive employees. Our CEO reports to the Compensation Committee regarding the individual performance of the other named executive officers and the named executive officers may also offer evaluations of non-executive employees’ individual performance for consideration of equity awards.

Elements and Mix of Compensation. The Compensation Committee does not utilize an exact calculation in determining the breakdown of executive compensation among base pay, bonus pay and other forms of compensation; rather, the Compensation Committee takes into consideration all forms of compensation together. When making decisions about individual compensation packages, our consideration of base salary ranges for the named executive officers is primarily based upon negotiations with that officer, taking into consideration work experience, individual and overall Company performance, level of responsibility, impact on the business, tenure, potential for advancement within the organization and the potential liability of being an officer of a public corporation. Annual salaries for newly-hired executives are determined at the time of hire taking into account the above factors other than tenure. Changes in an executive’s base salary may also take into consideration recent compensation, including bonuses and equity-based compensation.

Pursuant to its most recent employment agreements with its executive officers, the named executive officers’ base salaries were last increased effective January 1, 2018. No additional adjustments to base salaries were made in 2019 and none are expected in fiscal 2020.

As part of the extensive review of compensation philosophy and policies in 2018 and 2019, the Company redefined its compensation goals and modified some components. The overall structure continues to consist of base salary and a mix of short-term and long-term compensation, but the Compensation Committee has determined that a flexible compensation structure that is comprised of a thoughtful combination of performance-based metrics and a discretionary performance-based component best serves the overall compensation objectives of aligning executive compensation with shareholder interests. Annual total direct compensation (TDC) for named executive officers consists of base salary plus short-term incentive compensation. Target TDC levels for each executive will be set with reference to the TDC levels of a group of peer comparator mining development companies in recognition of the need to attract, motivate and retain key employees with the requisite skills to execute the Company’s long-term objectives. Target TDC levels have been set at the median of the group of peer comparator companies for target levels of performance with the opportunity to significantly exceed the median for extraordinary performance levels.  Annual target performance levels are 150% of base salary for the CEO (250% for extraordinary performance) and 100% of base salary for the remaining executives (200% for extraordinary performance); however, given the Company’s size and capital restraints, failure to pay at the target levels may not be indicative of under-performance. For example, named executive officer total compensation levels in 2019 were below target but this was more driven by constraints on available cash and the Compensation Committee’s determination not to exceed a certain level of equity awards than it was a reflection of individual performance or achievement.

The short-term compensation opportunities for named executives include both performance-based and discretionary components. The performance-based objectives (or at-risk compensation) is determined in accordance with the STIP and tied to key performance metrics. These metrics include measuring achievement of safety objectives through lost time injury frequency rate (LTIFR) and overall perceived company performance through relative total shareholder return (RTSR) within a peer group. During 2019, the Compensation Committee revised parts of the STIP to better fit the business needs of the Company. Potential payouts were reduced and now represent a maximum of 10% of base salary, which is further broken down into 5% of base salary upon meeting LTIFR criteria and 5% of base salary upon meeting RTSR criteria. The linear application of payouts was also eliminated and the payout calculations are now determined based on “band achievement” where performance that meets the minimum criteria for that payout band earns the payout rate, but additional payouts do not increase until the performance metric at the next higher band is achieved. Thus, current payment calculations and future payment forecasts will be simplified under this approach. The objectives are calculated as follows:

Safety Performance*:

	Threshold	Target (and Maximum)
Metric	LTIFR** = 2.5	LTIFR = 1.5
Payout Rate	50%	100%

*Assumes no fatal accidents during the year. In the event a safety-related fatality occurs, the payout is zero.

**    Lost Time Injury Frequency Rate included both Mexico and Nevada operations

Relative Total Shareholder Return (Percentile vs. Peer Group***):

	Threshold	Target (and Maximum)
Metric	25th Percentile	Median (50th Percentile)
Payout Rate	50%	100%

***    Peer group for Relative TSR includes: Avino Silver & Gold Mines, Ltd.; Americas Silver Corp.; Great Panther Silver Ltd.; Alio Gold Inc.; GoGold Resources Inc.; Endeavor Silver Corp.; Wesdome Gold Mines Ltd.; Silvercorp Metals Inc.; and Argonaut Gold Inc.

The remaining portion of any short-term payment (cash bonus or equity award) is determined at the discretion of the Compensation Committee.  In determining the discretionary component, the Compensation Committee considers many corporate and individual performance factors, including the following:

•	achievement of production goals;
•	achievement of cost goals and related profitability levels;
•	balance sheet strength with regards to liquidity and capital structure;
•	business execution and advancement of projects and long-term vision; and
•	other relevant measures of corporate and individual performance.

Short-term awards typically consist of cash. At the discretion of the Compensation Committee, short-term compensation may also be awarded in equity after consideration of the financial condition of the Company, and the equity portion may still have a vesting component. The measurement period for determining the amount of short-term incentive compensation earned by the executive shall be from December 1 to November 30 of the following year to enable calculation, approval and payment of awards before the fiscal year end.

Long-term compensation opportunities consist of equity-based awards under our 2016 Equity Plan (the “Equity Plan”) and are given at the discretion of the Compensation Committee in the form of stock options, restricted stock units, stock appreciation rights, performance shares and performance share units. These equity awards align the long-term interests of executives with those of shareholders, motivate executives to create long-term shareholder value and encourage equity ownership.  From time to time, stock options may also be awarded and are priced based on the closing market price of our common stock on the grant date, which in most cases is the date the committee approves the award. The Compensation Committee may, in its discretion, modify existing awards subject to certain provisions of the Equity Plan and the listing requirements of the NYSE, and may not reprice any options or stock appreciation rights without first obtaining shareholder approval under the terms of the Plan.

The final element of the total compensation package is sign-on equity grants which typically consist of stock options.  These grants are awarded when an executive accepts employment with the Company and are designed to ensure longer-term retention of the executive. The timing, level and value of such issuances of the awards is determined at the discretion of the Compensation Committee and typically vest over a period of several years to encourage executive retention.

Additional benefits provided to executive officers and key employees as part of their compensation packages include health insurance, a health expense reimbursement plan and a 401(k) retirement plan. To the extent the named executive officers participate in these programs, they generally do so on the same basis as our other employees. We believe these benefits are consistent with those offered by other companies with which we compete for executive talent. Our named executive officers do not typically receive perquisites nor do we maintain any deferred compensation plans.

2019 Performance-Based Payments. Pursuant to the STIP metrics described above, the Company achieved the threshold but did not meet the target levels for both metrics. Annual safety LTIFR was 1.6, which exceeded the threshold of 2.5, but was slightly below the target of 1.5.  Annual RTSR was 33%, which exceeded the threshold of 25th percentile but fell short of the 50th percentile, or median, of the peer group. Thus, the named executives earned payouts of 50% of the target amount, or 2.5% of base salary, for each of the performance-based metrics. The STIP payouts were as follows:

		Target Payout 100% (5% Base Salary)	Actual Payout at 50% of Target (2.5% Base Salary)
Executive Officer	Annual Salary	LTIFR = 1.5	LTFR=1.6
Jason Reid	$ 630,000	$ 31,500	$ 15,750
John Labate	$ 346,500	$ 17,325	$ 8,663
Rick Irvine	$ 330,000	$ 16,500	$ 8,250
Barry Devlin	$ 346,500	$ 17,325	$ 8,663
Greg Patterson	$ 220,000	$ 11,000	$ 5,500

		Target Payout 100% (5% Base Salary)	Actual Payout at 50% of Target (2.5% Base Salary)
Executive Officer	Annual Salary	Percentile RTSR = Median	Percentile RTSR= 25>50
Jason Reid	$ 630,000	$ 31,500	$ 15,750
John Labate	$ 346,500	$ 17,325	$ 8,663
Rick Irvine	$ 330,000	$ 16,500	$ 8,250
Barry Devlin	$ 346,500	$ 17,325	$ 8,663
Greg Patterson	$ 220,000	$ 22,000	$ 28,160

The Compensation Committee determined to settle the performance-based awards in cash in 2019.

2019 Non Performance-Based Payments. During 2019, the contribution of individual named executive officers continued to be significant as the Company completed construction and commissioned its first mine in Nevada at the Isabella Pearl project. Supporting the construction and start-up activities in Nevada required significant capital and reduced free cash flow from what might otherwise be typical during routine operations and the Compensation Committee considered current and future liquidity needs with executive performance recognition. With continued profitability and positive operating results in 2019, the Compensation Committee evaluated achievement of individual and Company objectives and determined to award discretionary cash bonuses to the named executives to recognize these efforts. Target range for short-term awards of cash to the named executives were 32% to 35% of base salary, and included cash awarded pursuant to the STIP. As part of an end-of-the-year recognition for all Company employees and non-employee directors, the Compensation Committee approved and each named executive received one gold and one silver round. The value of the rounds is included in the “All Other Compensation” column in the table below.

The Compensation Committee also determined it would be appropriate to grant equity awards in recognition of individual efforts and overall Company achievement of objectives. The Committee decided to grant RSUs under the Equity Plan based on a tiered approach and determined the number of shares awarded based on the market price of our common stock on the date of grant. The CEO received equity awards equal to 60% of base salary. Other named executive officers received equity awards in amounts equal to 35-50% of base salary.  The RSU awards for the named executive officers will fully vest over a three-year period.

The Company maintains a clawback policy applicable to executive compensation in the event of misconduct on the part of executive officers, including any such misconduct that results in a restatement of its financial statements. The clawback policy is filed with the SEC as an exhibit to our annual report on Form 10‑K for the year ended December 31, 2017.

Our Executive Officers

In addition to our CEO and President, Jason Reid, who also serves as a member of our Board of Directors and whose biographical information is disclosed under the heading “Directors,” our executive officers as of the date of this proxy statement include the following individuals:

John A. Labate. John Labate, age 71, was appointed interim Chief Financial Officer in May 2015 and accepted the permanent position in October 2015. Prior to his appointment, he served as a consultant in accounting and finance matters in the mining industry since 2012 and to the Company since January 2014. From August 2008 to February 2012, he served as Senior Vice President and Chief Financial Officer of Golden Star Resources Ltd., a gold mining company with securities listed on the NYSE American and TSX. Prior to that, from March 2004 to August 2008 he was Vice President and Chief Financial Officer for Constellation Copper Corporation, a copper mining company with securities formerly traded on the TSX. Mr. Labate currently serves as a director for Solitario Zinc Corp. (NYSE American: XPL / TSX: SLR). Mr. Labate has over 30 years’ experience in the mining industry and held senior financial management positions in mining and technology companies, including chief financial officer positions at Crown Resources Corporation and Applied Optical Technologies. Mr. Labate received a bachelor’s degree in Accounting from San Diego State University.

Richard M. Irvine. Rick Irvine, age 55, joined the Company as Chief Operating Officer in March 2012 to supervise the mining operations in Mexico, evaluate other property opportunities in Mexico and globally. Prior to joining the Company, Mr. Irvine was the General Manager for Goldgroup Mining Inc. (TSX: GGC) at the Caballo Blanco project in Veracruz, Mexico since April 2011. From November 2009 to March 2011, he was based in Lima, Peru where he served as Country Manager for Minera Huallanca S.A., a mining company operating two underground mines in Peru and he oversaw the sale of these operations to Nyrstar SA (EUR: NYR.BR). From August 2008 to November 2009, he served as General Manager of Farallon Mining Ltd. (TSX: FAN) in Guerrero, Mexico. From October 2007 to September 2008, he served as Vice President and General Manager with Coeur d’Alene Mines Corporation (NYSE: CDE) where he supervised the San Bartolome project in La Paz, Bolivia. From December 2006 to October 2007, he was Manager of Operations for Pan American Silver Corporation (NASDAQ: PAAS / TSX: PAAS) and oversaw the design and development of the Manantial Espejo project in Argentina. Mr. Irvine has over 20 years of experience in the mining industry, including experience as a mine engineer and mine supervisor. Mr. Irvine received a Bachelor’s degree in Geology in 1987 from the University of New Brunswick Fredericton and a Bachelor’s degree in Mining Engineering in 1990 from Queen’s University Kingston, Ontario.

Barry D. Devlin. Barry Devlin, age 62, joined the Company in January 2013 as Vice President of Exploration. From May 2007 through December 2012, he was Vice President, Exploration with Endeavor Silver Corp. (NYSE: EXK, TSX: EDR), a silver mining company with operations in Mexico. Mr. Devlin has more than 30 years of professional experience in managerial phases of exploration and mine geology. He has participated in the discovery, acquisition and development of numerous mineral deposits in North and South America. Prior to his tenure at Endeavor Silver Corp., he served in various capacities with Hecla Mining Company (NYSE: HL) from May 1990 to April 2007, including as its Generative Exploration Manager, Exploration Manager—Guyana Shield, and Senior Geologist. Prior to joining Hecla Mining Company, Mr. Devlin worked as a project geologist for various U.S. and Canadian entities. Mr. Devlin is a member of the Association of Professional Engineers and Geoscientists of British Columbia, Fellow of the Geological Association of Canada, and member of the Society of Economic Geologists. He received his Bachelor of Science Degree in Geology (with honors) in 1981 and Masters of Science Degree in Geology in 1987, both from the University of British Columbia, Vancouver, British Columbia.

Gregory A. Patterson. Greg Patterson, age 50, was appointed Vice President Corporate Development in October 2013. Since joining the Company in 2010, he has managed investor relations and participated in overall corporate strategy. Prior to joining the Company, Mr. Patterson spent 15 years in marketing and territory sales management for two manufacturers of precision laboratory instruments.

He holds a Bachelor’s degree in Environmental Biology (1991) from the University of Colorado. Mr. Patterson is the brother-in-law of Jason Reid, CEO, President and a director of the Company.

Jessica M. Browne. Jessica Browne, age 43, joined the Company in June 2011 as its General Counsel and was appointed Corporate Secretary in January 2013 and Vice President Legal in April 2014. From 2002 until June 2011, Ms. Browne was in private practice at Denver area law firms, focusing her practice on corporate and securities law and mergers and acquisitions. Ms. Browne received a Masters of Science Degree in Taxation Law from the University of Denver in 2005, a Juris Doctor from the University of Colorado School of Law in 2001 and a Bachelor in Science in Business Administration summa cum laude in 1997 from the University of Texas Dallas.

Our officers serve at the pleasure of the Board of Directors.

Summary Compensation Table

The following table summarizes the total compensation of all persons serving as our CEO, CFO and our three most highly compensated other executive officers (“named executive officers”) during 2019:

Name and Principal Position		Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Jason D. Reid	CEO, President	2019	$630,000	$204,000	$378,548	$-	$31,500	$9,727		$1,253,775
	and Director	2018	$630,000	$-	$157,499	$763,233	$169,470	$9,508		$1,729,710
		2017	$600,000	$150,000	$74,966	$99,440	$-	$5,766		$930,172

John A. Labate	Chief Financial	2019	346,500	101,625	173,502	-	17,325	9,727		648,679
	Officer	2018	346,500	-	86,628	121,462	93,209	9,568		657,366
		2017	330,000	82,500	41,230	54,240	-	7,266		536,937

Richard M. Irvine	Chief Operating	2019	330,000	97,500	165,238	-	16,500	16,858	(3)	627,573
	Officer	2018	330,000	-	82,501	115,622	88,770	14,483	(4)	632,634
		2017	300,000	75,000	37,483	49,720	-	19,079	(5)	481,282

Barry D. Devlin	Vice President	2019	346,500	101,625	173,502	-	17,325	9,727		648,679
	Exploration	2018	346,500	-	86,628	121,462	93,209	9,508		657,306
		2017	330,000	82,500	41,230	54,240	-	7,266		536,937

Gregory A. Patterson	Vice President Corporate	2019	220,000	60,063	77,111	-	11,000	9,727		377,901
	Development	2018	220,000	-	44,000	44,380	59,180	9,508		377,068
		2017	200,000	50,000	24,990	33,900	-	18,878		327,768

1          All awards shown are RSUs at the grant date fair value determined pursuant to ASC Topic 718 and fully vest over a three-year period.

2          Valued using the Black-Scholes-Merton option pricing model. Please refer to Note 16 to the consolidated financial statements included in our annual reports on Form 10‑K for the years ended December 31, 2019, 2018 and 2017, respectively, for certain assumptions made in connection with these estimates.

3          Includes among other items $14,937 in payments for individual health plan to provide health care benefits that the executive is not eligible to receive through the health insurance plan maintained for all other employees.

4          Includes among other items $12,496 in payments for individual health plan to provide health care benefits that the executive is not eligible to receive through the health insurance plan maintained for all other employees.

5          Includes among other items $14,702 in payments for individual health plan to provide health care benefits that the executive is not eligible to receive through the health insurance plan maintained for all other employees.

Employment Agreements.   We maintain written employment agreements with each of our named executive officers that became effective January 1, 2018. The employment agreements have a one-year term from their effective date and are automatically renewable for subsequent one-year terms on each successive anniversary of the commencement of employment unless either party gives notice to the other that they do not wish to renew the agreement, provided such notice is given not less than 60 days prior to expiration. In accordance with the terms of the employment agreements, each named executive officer receives base salary and is eligible for incentive compensation in the form of cash bonuses or equity awards. A portion of the short-term incentive compensation earned each year is determined with reference to achievement of certain performance metrics, and the remainder of any incentive compensation earned shall be determined in the discretion of the Compensation Committee, as discussed in the Compensation Discussion and Analysis above. Base salaries may be increased from time to time in the discretion of the Compensation Committee. If we terminate an agreement without cause we would be obligated to pay an amount equal to 12 months’ base salary (or 18 months in the case of the CEO) as provided in the agreements.

Change in Control. Pursuant to the terms of these employment agreements, our named executive officers would also be entitled to certain payments in the event their employment is terminated under for a “change in control.” In that event, the named executive officer will receive 24 months’ base salary plus the prior two years’ actual or targeted bonuses as a severance payment under the terms set forth in the agreement.

We presently know of no agreements regarding a change in control of the Company. In the event of a change in control in the future, our named executive officers are entitled to certain compensation benefits as described in “Employment Agreements” above.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations promulgated by the SEC, the Company is required to provide the ratio of the annual total compensation of Mr. Reid, who served as the Company’s Chief Executive Officer for 2019, to the annual total compensation of the median employee of the Company. The Company (including subsidiaries) currently employs a relatively small number of highly-skilled employees across the U.S. and in Mexico. The Company contracts with an unaffiliated third-party company for most of the workforce that provides services to its Mexican subsidiary company and has excluded those individuals from the pay ratio calculation.

To identify the median employee, the Company relied on its internal payroll data as its consistently applied compensation measure and used December 31 as the measurement date. We collected the payroll data of all U.S. and non-U.S. employees as of the measurement date (which included base salary, bonus, recognized income from equity and other compensation and the Company’s matching 401(k) contribution on behalf of the employee) and we annualized the salary and bonus amounts for those full-time, permanent employees that were employed with the Company or its subsidiaries for less than the full fiscal year. For the non-U.S. employees, we used the average exchange rate during fiscal 2019 as the exchange rate applied to compensation paid in foreign currency.

For purposes of providing this ratio, we are required to identify the median employee whose compensation is used to calculate the ratio at least once every three years. We identified a new median employee in 2019 as the growth in our Nevada operations continued to add to the headcount in the U.S., and we believe these circumstances have a material impact on the determination of the median employee. The median employee of the Company was identified as a non-exempt, full-time employee located in the U.S. with an annual total compensation of $70,779 for 2019 calculated in accordance with Item 402(u)(2)(i) of Regulation S-K. Applying the same methodology to Mr. Reid’s compensation resulted in annual total compensation of $1,253,775 for 2019. Based on this information, the ratio of the annual compensation of the Chief Executive Officer to that of the median employee was determined to be 17.7 to 1. We believe this disclosure is a reasonable estimate of our CEO’s annual pay compared to our median employee. Because the SEC rules permit companies to use different methodologies, exemptions and estimates for determining employees and calculating the pay ratio, our pay ratio disclosure may not be comparable to the pay ratio disclosure reported by other companies.

2019 Grants of Plan-Based Awards

The named executive officers each received an award of RSUs during 2019 under the Company’s 2016 Equity Plan. None of these awards are subject to performance targets and each grant is subject to a vesting schedule. The Company implemented its short-term incentive compensation plan in 2018, pursuant to which the named executive officers received cash awards. As discussed in the Compensation Discussion and Analysis Section above, the Compensation Committee revised the short-term incentive plan in 2019 and reduced the threshold, target and maximum payouts to better align with the Company’s business needs. The table below shows certain information regarding plan based awards to those named executive officers during fiscal 2019 and future estimated payouts from the short-term incentive plan:

		Estimated Future Payouts Under Non-Equity Plan Incentive Awards
Name	Grant Date	Threshold	Target	Maximum	All other stock awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards (1)
(a)	(b)	($) (c)	($) (d)	($) (e)	(#) (i)	(#) (j)	($/sh) (k)	($) (l)
Jason D. Reid	12/9/2019	-	-	-	78,453	-	$-	$378,548
		31,500	63,000	63,000	-	-		-
John A. Labate	12/9/2019	-	-	-	35,944	-	$-	$173,502
		17,325	34,650	34,650	-	-		-
Richard M. Irvine	12/9/2019	-	-	-	34,232	-	$-	$165,238
		16,500	33,000	33,000	-	-	-	-
Barry D. Devlin	12/9/2019	-	-	-	35,944	-	$-	$173,502
		17,325	34,650	34,650	-	-	-	-
Gregory A. Patterson	12/9/2019	-	-	-	15,975	-	$-	$77,111
		11,000	22,000	22,000	-	-	-	-

(1)

The amounts shown represent the aggregate fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to the consolidated financial statements dated December 31, 2019 included in our annual report on Form 10‑K.

As discussed in the Compensation Discussion and Analysis above, each of the named executive officers received RSUs in December 2019 as long-term incentive compensation. The RSUs vest fifty percent on the second anniversary of the date of grant and fifty percent on the third anniversary of the date of grant.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table summarizes the outstanding equity awards of our named executive officers at the fiscal year end December 31, 2019:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)		(#)	($)		(#)	($)	(#)		($)
Jason D. Reid	100,000	0		0	7.24	9/17/2023	-	-	-		-
	175,000	0		0	2.30	9/9/2025	-	-	-		-
	81,000	0		0	4.60	7/6/2026	-	-	-		-
	29,333	14,667	(1)	0	4.11	7/3/2027	-	-	6,083	(2)	33,700
	18,900	37,800	(3)	0	6.89	7/14/2028	-	-	15,240	(4)	84,430
	83,333	166,667	(5)	0	3.89	12/7/2028	-	-	-		-
	-	-		-	-	-	-	-	78,423	(6)	434,463
John A. Labate	90,000	0		0	2.30	9/9/2025	-	-	-		-
	90,000	0		0	2.35	3/16/2026	-	-	-		-
	45,000	0		0	4.60	7/6/2026	-	-	-		-
	16,000	8,000	(1)	0	4.11	7/3/2027	-	-	3,346	(2)	18,537
	10,400	20,800	(3)	0	6.89	7/14/2028	-	-	8,382	(4)	46,436
	-	-		-	-	-	-	-	35,944	(6)	199,130
Richard M. Irvine	300,000	0		0	17.64	8/14/2022	-	-	-		-
	60,000	0		0	7.24	9/17/2023	-	-	-		-
	41,000	0		0	4.60	7/6/2026	-	-	-		-
	14,666	7,334	(1)	0	4.11	7/3/2027	-	-	3,042	(2)	16,853
	9,900	19,800	(3)	0	6.89	7/14/2028	-	-	7,983	(4)	44,226
	-	-		-	-	-	-	-	34,232	(6)	189,645
Barry D. Devlin	240,000	0		0	14.63	1/3/2023	-	-	-		-
	60,000	0		0	7.24	9/17/2023	-	-	-		-
	41,667	0		0	2.30	9/9/2025	-	-	-		-
	45,000	0		0	4.60	7/6/2026	-	-	-		-
	16,000	8,000	(1)	0	4.11	7/3/2027	-	-	3,346	(2)	18,537
	10,400	20,800	(3)	0	6.89	7/14/2028	-	-	8,382	(4)	46,436
	-	-		-	-	-	-	-	35,944	(6)	199,130
Gregory A. Patterson	225,000	0		0	11.90	6/23/2020	-	-	-		-
	60,000	0		0	7.24	9/17/2023	-	-	-		-
	33,334	0		0	2.30	9/9/2025	-	-	-		-
	27,000	0		0	4.60	7/6/2026	-	-	-		-
	10,000	5,000	(1)	0	4.11	7/3/2027	-	-	2,028	(2)	11,235
	3,800	7,600	(3)	0	6.89	7/14/2028	-	-	4,258	(4)	23,589
	-	-		-	-	-	-	-	15,975	(6)	88,502

(1)	The award vests as follows: one-third on July 3, 2018, one-third on July 3, 2019 and one-third on July 3, 2020.
(2)	The award vests as follows: one-third on or around August 15, 2018, one-third on or around August 15, 2019 and one-third on or around August 15, 2020.
(3)	The award vests as follows: one-third on July 14, 2019, one-third on July 14, 2020 and one-third on July 4, 2021.
(4)	The award vests as follows: one-third on or around August 15, 2019, one-third on or around August 15, 2020 and one-third on or around August 15, 2021.
(5)	The award vests as follows: one-third on or around December 7, 2019, one-third on or around December 7, 2020 and one-third on or around December 7, 2021.
(6)	The award vests as follows: fifty percent on or around December 9, 2021 and fifty percent on or around December 9, 2022.

2019 Option Exercises and Stock Vested

The following table summarizes the options exercised by our named executive officers during fiscal 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Jason D. Reid	-	-	24,572	84,864
John A. Labate	-	-	13,515	46,677
Richard M. Irvine	-	-	12,467	43,027
Barry D. Devlin	-	-	13,515	46,677
Gregory A. Patterson	-	-	7,780	26,937

Audit Matters

PROPOSAL 3 – RATIFICATION OF INDEPENDENT AUDITOR

What are you voting on?

We are asking shareholders to ratify the selection of Plante & Moran PLLC (“Plante Moran”) as the independent auditor of our consolidated financial statements and our internal control over financial reporting for 2020.

☑Your Board recommends a vote “FOR” ratification of the appointment of Plante Moran as our independent auditor for 2020

Although ratification is not required by our bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to recommend another independent auditor. Even if the selection is ratified, the committee may recommend a different independent auditor at any time during the year if it determines that this would be in the best interests the Company.

Auditor Review and Engagement Process

The Audit Committee is directly responsible for recommending the appointment, approving the compensation (including approval of the audit fees), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee annually reviews the independence and performance of the independent auditors in deciding whether to retain the current firm or engage a different independent auditor. In the course of these reviews, the committee considers, among other things:

•	the auditor’s historical and recent performance on the audit, including the results of an internal review of the quality and service provided by the auditor;
•	the auditor’s capability and expertise in handling the breadth and complexity of our operations;
•	an analysis of the auditor’s known legal risks and any significant legal or regulatory proceedings in which it is involved;
•	external data on audit quality and performance including any known Public Company Accounting Oversight Board (PCAOB) reports;
•	the appropriateness of the auditor’s fees for audit and non-audit services, both on an absolute basis and compared to peer firms;
•	auditor independence; and
•	auditor tenure, including the benefit of institutional knowledge concerning our policies and procedures.

Change in Independent Auditors

Effective October 1, 2018, EKS&H LLLP (“EKS&H”), the independent registered public accounting firm for the Company at that time, combined with Plante Moran. As a result of this transaction, on October 1, 2018, EKS&H resigned as the independent registered public accounting firm for the Company. Concurrent with such resignation, the Company’s audit committee approved the engagement of Plante Moran as the new independent registered public accounting firm for the Company.

The audit reports of EKS&H on the Company’s financial statements for the years ended December 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2017 and 2016 and through the subsequent interim period preceding EKS&H’s resignation, there were no disagreements between the Company and EKS&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of EKS&H would have caused them to make reference thereto in their reports on the Company’s financial statements for such years.

During the fiscal years ended December 31, 2017 and 2016 and through the subsequent interim period preceding EKS&H’s resignation, there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2017 and 2016 and through the subsequent interim period preceding Plante Moran’s engagement, the Company did not consult with Plante Moran on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on the Company’s financial statements, and Plante Moran did not provide either a written report or oral advise to the Company that Plante Moran concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Fees Paid to Independent Auditors

The following table sets forth the fees billed by our principal auditor in 2019 and 2018 for services rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services provided by the firm:

	Plante Moran 2019	EKS&H/Plante Moran 2018
Audit Fees	$418,052	$380,924
Audit Related Fees	--	--
Tax Fees	48,760	39,700
All Other Fees	17,500	29,500
Total Fees	$484,312	$450,124

Audit Fees. This category includes fees related to the audit of our annual financial statements; review of financial statements included in our quarterly reports on Form 10‑Q; the audit of management’s assessment of the effectiveness as well as the audit of the effectiveness of our internal control over financial reporting included in our Form 10‑K as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements during those fiscal years.

Audit-Related Fees. This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees. This category consists of professional services rendered by the independent registered public accounting firm primarily in connection with our tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns.

All Other Fees. This category consists of fees for other corporate services that are not included in the other categories of fees.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent auditors are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval.

During fiscal 2019, the Audit Committee approved in advance all audit and non-audit services provided by Plante Moran. The Audit Committee has determined that the non-audit services rendered by Plante Moran during fiscal 2019 and 2018 were compatible with maintaining the independence of the respective independent registered public accounting firms.

Auditor Independence

In addition to the limitations on non-audit services, we periodically review our relationship with the independent auditors to ensure it meets the standards for independence. During its tenure with us, neither Plante Moran nor any of its respective members or associates, had any financial interest in the business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as our independent auditors.

We expect representatives of Plante Moran to be present at the virtual Annual Meeting and to be available to answer questions and make a statement if they wish.

Shareholder Proposals

We are not aware of any shareholder proposals for the 2020 Annual Meeting. We anticipate that the next annual meeting of shareholders will be held in May 2021. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with Rule 14a‑8 of the 1934 Act, and it must be received at our principal executive offices no later than December 1, 2020 in order to be considered for inclusion in the proxy statement for the 2021 annual meeting of shareholders. Shareholders who intend to nominate a director at the 2021 annual meeting of shareholders without including such proposal in the 2021 proxy statement must provide us with notice of such proposal no later than ninety days before the date of the annual meeting, or within twenty days from any announcement of the annual meeting details, if such announcement is made within ninety days or less from the date of the meeting. Shareholders who intend to present any other proposals without including such proposal in the 2021 proxy statement must provide notice to us of such proposal no later than February 20, 2021. For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

Voting and Meeting Information

PROXY SOLICITATION AND DOCUMENT REQUEST INFORMATION

How We Will Solicit Proxies

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs, if any. We may use the services of our directors, officers, employees and contractors to solicit proxies, personally or by telephone, but at no additional salary or compensation. We will also request banks, brokers and others who hold our common stock in nominee names to distribute proxy soliciting materials to beneficial owners and will reimburse these institutions for their reasonable out-of-pocket expenses.

The cost of the meeting, including the cost of preparing and mailing the meeting materials, will be borne by us.

How We Use the E-Proxy Process (Notice & Access)

Since 2012, we have distributed proxy materials to certain of our shareowners over the Internet by sending them a Notice of Internet Availability of Proxy Materials that explains how to access our proxy materials and vote online. Many other companies have transitioned to this more contemporary way of distributing annual meeting materials. This “e-proxy” process, which was approved by the SEC in 2007, expedites our shareholders’ receipt of these materials, lowers the costs of proxy solicitation and reduces the environmental impact of our annual meeting.

If you received a Notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in your Notice or visit the applicable online voting website and request printed materials to be mailed at no cost to you.

If you received printed materials and would like to sign up to receive proxy materials electronically in the future, you may do so by following the instructions below.

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If you are a record holder (your name and share ownership is registered with our transfer agent) and you would like to receive future proxy materials electronically, please visit http://www.proxyvote.com and follow the instructions provided there to request electronic delivery. If you choose this option, you will receive an e-mail with links to access the materials and vote your shares, and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents.

•

If you are a beneficial owner (you hold your shares through a bank, broker or other intermediary) and you would like to receive future proxy materials electronically, please refer to the information provided by that intermediary for instructions on how to elect this option.

How Documents Will Be Delivered to Beneficial Owners Who Share an Address (Householding of Proxy Materials)

If you are the beneficial owner, but not the record holder, of shares of the Company’s stock, and you share an address with other beneficial owners, your broker, bank or other intermediary is permitted to deliver a single copy of this proxy statement and our 2019 annual report for all shareholders at your address, unless a shareholder has asked the nominee for separate copies. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

•

To receive separate copies: If you would like to receive a separate copy of this proxy statement and our 2019 annual report, or the materials for future meetings, you should notify your broker to discontinue householding and direct your written request to receive a separate notice, proxy statement and annual report to Gold Resource Corporation, Attention: Investor Relations, 2886 Carriage Manor Point, Colorado Springs, Colorado, 80906 or by calling (303) 320‑7708, and we will promptly deliver them to you.

•

To stop receiving separate copies: If you currently receive separate copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution to request householding of these materials.

How Shareholders Can Request Copies of Our Annual Report

Upon request we will furnish to any shareholder without charge a copy of our annual report on Form 10‑K. The annual report on Form 10‑K includes a list of all exhibits thereto. We will furnish copies of such exhibits upon written request and payment of our reasonable expenses in so furnishing the exhibits. Each such request by a beneficial owner of our shares must include a good faith representation that, as of the record date, the person requesting was a beneficial owner of Gold Resource Corporation common stock entitled to vote at the annual meeting of shareholders. You may request a copy by writing to Jessica Browne, Corporate Secretary, c/o Gold Resource Corporation, 2886 Carriage Manor Point, Colorado Springs, CO 80906 or calling (303) 320‑7708.

VOTING INFORMATION

Who May Vote

The Board of Directors has fixed the close of business on March 23, 2020 as the record date for the determination of shareholders entitled to notice of, and to vote at the meeting. Only shareholders of record of our common stock at the close of business on that date are entitled to notice of, and to vote at the annual meeting.

A list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder beginning April 13, 2020 at our principal executive offices and at the annual meeting as required by Colorado law.

How You Can Vote Before the Meeting

We encourage shareholders to submit their votes in advance of the meeting. You can ensure that your shares are voted at the meeting by submitting your proxy via the Internet at www.proxyvote.com or by touch-tone telephone at (800) 690‑6903 (following the instructions on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials). Or, if you received your materials by mail, you can also complete and return the proxy or voting instruction form in the envelope provided. If you vote in advance of the meeting using one of these methods, you may still participate and vote electronically at the meeting.

How You Can Vote Before the Meeting

We encourage shareholders to submit their votes in advance of the meeting. You can ensure that your shares are voted at the meeting by submitting your proxy via the Internet at www.proxyvote.com or by touch-tone telephone at (800) 690‑6903 (following the instructions on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials). Or, if you received your materials by mail, you can also complete and return the proxy or voting instruction form in the envelope provided. If you vote in advance of the meeting using one of these methods, you may still participate and vote electronically at the meeting.

How You Can Vote Electronically During the Virtual Meeting

Shareholders who attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/GORO2020 can submit their votes electronically during the meeting. Please follow the instructions on the website to cast your vote electronically during the virtual Annual Meeting. Because you will need the 16‑digit control number included on your proxy card or your voting instruction form to login to the meeting, shareholders (including beneficial owners that hold shares through a bank, broker or other intermediary) do not need to obtain a proxy form to vote electronically during the meeting.

How You Can Change Your Vote

You may change your vote by revoking your proxy at any time before it is exercised, which can be done by delivering written notice of revocation to us, by delivering a new proxy bearing a later date, or by voting electronically at the virtual Annual Meeting. (Presence at the meeting by a shareholder who has submitted a proxy does not in itself revoke the proxy.) If you are the beneficial owner of shares held for you in a brokerage, bank or other institutional account, you must contact that institution to revoke a previously authorized proxy.

How Many Securities Are Entitled to Vote

Our voting securities consist of our $0.001 par value common stock. As of the record date, there were 67,504,915 shares of common stock outstanding. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Voting Standards and Board Recommendations

Other than the matters identified below we know of no additional matters to be brought before the meeting:

VOTING ITEM	VOTING STANDARD	TREATMENT OF ABSTENTIONS & BROKER NON-VOTES	BOARD RECOMMENDATION
Election of directors	Plurality	Not counted as votes cast and therefore no effect	FOR
Advisory vote on executive compensation	Majority	Not counted as votes cast and therefore no effect	FOR
Ratification of auditors*	Majority	Not counted as votes cast and therefore no effect	FOR

*Routine Proposal

Quorum. A quorum for a matter will be present if a majority of the shares of common stock issued and outstanding and entitled to vote as of the record date are present in person or represented by proxy at the Annual Meeting. For purposes of determining the presence of a quorum for a matter, shares present at the annual meeting that are not voted, such as abstentions and “broker non-votes,” will be treated as shares that are present at the meeting. If a quorum is not present in person or by proxy at the meeting, or if fewer shares are present in person or by proxy than the minimum required to take action with respect to any proposal presented at the meeting, the chairman of the meeting or the shareholders entitled to vote at such meeting, present in person or by proxy, have the power to adjourn the meeting to a later date until a quorum is obtained.

Broker Non-Votes. Broker non-votes occur when a bank or broker has not received directions from its customer and does not have the discretionary authority to vote the customer’s shares that are present at the meeting. Brokers are only permitted to exercise discretion and vote on “routine proposals” (such as ratification of the independent auditor) without instructions from their customers.

We Have a Plurality Voting Standard for Director Elections. The four nominees for director receiving the greatest number of votes cast at the meeting in person or by proxy will be elected. You may vote “FOR” one or more of the nominees or you may vote “WITHHOLD” for one or more of the nominees. You may not cumulate your votes for the election of directors. Proxies cannot be voted for a greater number of directors than the number of nominees in the proxy statement.

How Proxies Will Be Voted

Proxies Will be Voted as Specified or as Recommended by the Board. The shares represented by all valid proxies that are received on time will be voted as specified. When a valid proxy form is received and it does not indicate specific choices, the shares represented by that proxy will be voted in accordance with the Board’s recommendations (in this case, “FOR” each director nominee and proposal).

What Happens if Other Matters are Properly Presented at the Meeting? If any matter not described in this proxy statement is properly presented for a vote at the meeting, the persons named on the proxy form will vote in accordance with their judgment.

What Happens if a Director Nominee is Unable to Serve? We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the Board can either nominate a different individual or reduce the Board’s size. If it nominates a different individual, the shares represented by all valid proxies will be voted for that nominee.

ATTENDING THE VIRTUAL MEETING

WHEN: May 21, 2020 at 8:00 a.m. Mountain Time

WHERE: Live webcast online at http://www.virtualshareholdermeeting.com/GORO2020

This year the 2020 Annual Meeting will be conducted on the Internet via live webcast. All shareholders are invited to participate online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GORO2020. Your attendance at the virtual Annual Meeting does not automatically revoke a proxy previously submitted by you and we encourage shareholders to cast their votes by proxy even if they intend to participate in the meeting. Shareholders wishing to vote electronically during the virtual Annual Meeting webcast must follow the instructions for voting during the meeting discussed on page 24.

To participate in the virtual Annual Meeting, you will need the 16‑digit control number included on your proxy card or your voting instruction form. The meeting will begin promptly at 8:00 a.m. Mountain Time and we encourage you to access the website prior to the start time. Online access will be available beginning at 7:45 a.m. Mountain Time.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the virtual Annual Meeting. Participants should also allow plenty of time to login to ensure that they can hear streaming audio prior to the start of the Annual Meeting.

You can submit questions at the Annual Meeting after logging in to the virtual meeting platform at www.virtualshareholdermeeting.com/GORO2020. To submit a question, you may do so by typing the question into the “Ask a Question” field and clicking “Submit”. Please submit questions before the start time of the meeting, if possible. Management will attempt to address all appropriate questions relating to the business portion of the meeting (the proposals being voted on) during the virtual Annual Meeting, subject to time constraints. Any questions submitted that relate to the general business activities of the Company will be addressed after the formal portion of the meeting, subject to time constraints. Management will also attempt to address and post publicly any questions that could not be answered due to time constraints after the meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

The principal executive office of our Company is located at 2886 Carriage Manor Point, Colorado Springs, CO 80906. Our telephone number at this address is (303) 320‑7708. Our common stock is traded on the NYSE American under the symbol “GORO.”

We file annual reports on Form 10‑K, quarterly reports on Form 10‑Q, current reports on Form 8‑K and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our annual report for the year ended December 31, 2019, including financial statements and schedules, is included with this proxy statement.

We maintain a company website at www.goldresourcecorp.com from which you can alternatively access the reports we file with the SEC. Our committee charters and other important corporate governance documents are also available on our website.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. GOLD RESOURCE CORPORATION 2886 CARRIAGE MANOR POINT COLORADO SPRINGS, CO 80906 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Bill M. Conrad 02 Jason D. Reid 03 Alex G. Morrison 04 Kimberly C. Perry The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Advisory vote to approve executive compensation. For 0 0 Against 0 0 Abstain 0 0 3. Ratify Plante Moran PLLC as independent registered accounting firm for 2020. NOTE: Other Business: To transact such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000455050_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com. GOLD RESOURCE CORPORATION Annual Meeting of Shareholders May 21, 2020 8:00 AM This proxy is solicited by the Board of Directors Bill Conrad or Jason Reid, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Gold Resource Corporation to be held at www.virtualshareholdermeeting.com/GORO2020 on May 21, 2020 or at any postponement or adjournment thereof. You may attend the meeting via the Internet and vote electronically during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side 0000455050_2 R1.0.1.18